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                                                                       Exhibit 5

July 25, 1996


Board of Directors
First Data Corporation.
401 Hackensack Avenue - 7th Floor
Hackensack, NJ  07601

RE:  First Data Corporation
     Registration Statement on Form S-8


Dear Gentlemen:

As Senior Counsel of First Data Corporation, a Delaware corporation (the"Company"), I have participated in the preparation and the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of $10,000,000 of the Corporation's deferred compensation obligations ( the "Obligations"), which are issuable under the First Data Corporation Supplemental Savings Plan ("The Plan") effective as of October 1, 1996. The Securities were authorized for issuance, offering and sale by the Board of Directors of the Company by resolutions duly adopted on July 24, 1996.

I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinions set forth below. Based upon and subject to the foregoing, it is my opinion that:

       the Obligations under the Plan have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plan, will constitute valid and binding obligations of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Securities and to the reference made to me under the heading "Legal Matters" set forth in the prospectus forming a part of said Registration Statement.


Sincerely,

/s/   PATRICIA A. WINCHELL
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Patricia A. Winchell

PAW/pp